Exhibit 99.1
FOR IMMEDIATE RELEASE
April 21, 2008
FOR FURTHER INFORMATION
CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575
NORTHWEST INDIANA BANCORP
REPORTS QUARTERLY EARNINGS
     Munster, Indiana — NorthWest Indiana Bancorp, the holding company for Peoples Bank, reported an increase in net income of 10.8% for the three months ended March 31, 3008, compared to the quarter ended March 31, 2007. For the first quarter of 2008, the Bancorp’s net income was $1.6 million, or $0.59 earnings per basic and $0.58 earnings per diluted share for the quarter ended March 31, 2008. In comparison, net income of $1.5 million, or $0.53 earnings per basic and diluted share was reported for the quarter ended March 31, 2007. For the quarter end March 31, 2008, the return on average assets (ROA) was 1.04% and return on average equity (ROE) was 12.39%.
     “With an earnings increase of over 10%, Peoples Bank bucked the trend of the financial services industry during the first quarter of 2008. Our strategy has focused on providing a progressive community bank dedicated to a unique brand of customer service,” said David A. Bochnowski, Chairman and Chief Executive Officer. “In these uncertain times our commitment to making the needs of our customers our first priority resulted in a strong first quarter, “Bochnowski noted.
     Bochnowski attributed the Bancorp’s earnings improvement to improved core earnings driven by loan and core account growth, increased income from banking operations led by the Wealth Management Group, and a favorable tax benefit related to the Bank’s investment subsidiary.
     At March 31, 2008, the Bancorp’s assets totaled $641.7 million, an increase of $13.0 million or 2.1% for the year. During the current quarter, the Bancorp’s lending portfolio totaled $482.3 million, an increase of $13.9 million. The increase in loan balances was a result of strong demand for commercial real estate and commercial business loans. Investment securities totaled $118.0 million at March 31, 2008, a decrease of $197 thousand for the period. At March 31, 2008, deposits totaled $519.8 million, an increase of $26.5 million during the first quarter. The increase in deposits is primarily related to growth in checking account balances. At March 31, 2008, core deposits totaled $304.7 million, while certificates of deposit totaled $215.2 million. Core deposits include checking, savings, and money market accounts. Core deposits represent 58.6% of the Bancorp’s total deposits at the end of the quarter. At March 31, 2008, borrowings totaled $62.6 million, a decrease of $14.3 million for the period. Short-term borrowings were repaid as a result of deposit growth during the period.

     Net interest income, the difference between interest income from loans and investments and interest expense paid to fund providers, totaled $5.0 million for the current quarter, compared to $4.4 million for the quarter ended March 31, 2007, an increase of $552 thousand, or 12.5%. The increase in net interest income was a result of strong loan and deposit growth, and the Federal Reserve’s action in lowering short-term interest rates during the first quarter of 2008.
     “The stress on the economy also impacts Northwest Indiana, and continues to provide challenges for individuals, businesses, and the banking sector. Our management team has been through difficult times before, including the recessions of the 1980’s, 1990’s and the speculative bubble that occurred earlier this decade. We have the experience and foresight to successfully negotiate the current economic volatility,” Bochnowski said.
     At March 31, 2008, the Bancorp’s non-performing loans represented 1.41% of total assets, compared to 1.37% at December 31, 2007. The Bancorp’s non-performing loans continue to be impacted by two past due commercial real estate participation loans that carry a balance of $4.1 million and $956 thousand. These loans were classified as substandard and impaired during the third quarter of 2007. During the current quarter, management has filed a lawsuit against the lead lender of the $4.1 million commercial real estate participation contending that the lead lender had violated the participation agreement, as well as the underlying loan agreement. For both loans, management will continue to take action to ensure that the Bancorp’s interest in the collateral is protected.
     As a result of the current quarter’s loan growth and increase in non-performing loans, loan loss provisions of $130 thousand were recorded during the first quarter, while no provisions were recorded during the quarter ended March 31, 2007. For the current year, net loan charge-offs totaled $5 thousand, compared to $3 thousand during the first quarter of 2007. At March 31, 2008, the allowance for loan losses totaled $4.7 million and is considered adequate by management based on its current analysis of loan portfolio credit quality, changes in the portfolio mix, local economic conditions and valuation estimates provided by third parties.
     Noninterest income from banking activities for the quarter ended March 31, 2008 totaled $1.2 million, compared to $1.0 million for the quarter ended March 31, 2007, an increase of $159 thousand, or 15.3%. The increase in noninterest income is a result of income recognized from wealth management operations, gains recognized from the sale of available-for-sale securities and income related to retail banking operations.
     Noninterest expense totaled $4.1 million for the quarter ended March 31, 2008, compared to $3.5 million for the quarter ended March 31, 2007, an increase of $559 thousand, or 15.9%. Noninterest expense for the quarter ended December 31, 2007, increased by $386 thousand, or 10.8%. The increase in noninterest expense is related to increased compensation costs for additional lending, retail and private banking personnel that were hired to support the Bank’s growth initiatives. In addition, occupancy expense has increased as result of opening of the Crown Point, Indiana banking center in December 2007. During the first quarter, other expense has increased as a result of an increase in third-party professional services, community contributions and operating expenses related to banking products.
     Income tax expenses for the three months ended March 31, 2008 totaled $314 thousand, compared to $454 thousand for the three months ended March 31, 2007, a decrease of $140 thousand, or 30.8%. The decrease was impacted by the recognition of a one-time tax benefit in the amount of $84 thousand, which was related to municipal securities held by Bank’s investment subsidiary.

     “Peoples Bank operates on the Main Streets of our communities. We live here, work here, educate our children here, and continue to grow here. Our new Crown Point office has exceeded expectations and we will continue to build on our ninety-eight year tradition of community banking. During the second quarter of 2008 we will begin construction of a new office in Gary, Indiana, as well as open a loan origination office in Valparaiso as a forerunner to our entry into that market with a full service banking center,” Bochnowski said.
     At March 31, 2008, shareholders’ equity totaled at $54.2 million or 8.5% of total assets. The book value of the Bancorp’s stock stood at $19.29 at quarter-end.
     The NorthWest Indiana Bancorp stock is traded on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank, has offices in Crown Point, East Chicago, Dyer, Hammond, Hobart, Merrillville, Munster, and Schererville, Indiana. The Bank’s website, www.ibankpeoples.com, provides information on the Bank’s products, services and investor relations.
     “Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

NorthWest Indiana Bancorp
Consolidated Balance Sheets
(Dollars in Thousands)

	March 31,
	2008	December 31,
	(unaudited)	2007
Assets

Cash and cash equivalents	$10,565	$12,111
Available-for-sale securities	95,315	96,286
Held-to-maturity securities	19,132	18,358
Federal Home Loan Bank stock	3,550	3,550
Loans held for sale	595	—
Loans receivable	482,334	468,459
Less: allowance for loan losses	(4,706)	(4,581)

Net loans receivable	477,628	463,878
Premises and equipment	17,135	16,326
Foreclosed real estate	338	134
Cash value of bank owned life insurance	11,332	11,229
Other assets	6,130	6,846

Total assets	$641,720	$628,718

Liabilities and Stockholders’ Equity

Deposits	$519,843	$493,384
Borrowed funds	62,607	76,930
Accrued expenses and other liabilities	5,030	5,671

Total liabilities	587,480	575,985

Stockholders’ Equity	54,241	52,733

Total liabilities and stockholders’ equity	$641,720	$628,718

Consolidated Income Statements
(Dollars in Thousands)

	Three Months Ended
	March 31, 2007
	(unaudited)
	2008	2007
Total interest income	$8,830	$8,865
Total interest expense	3,868	4,455

Net interest income	4,962	4,410
Provision for loan losses	130	—

Net interest income after provision for loan losses	4,832	4,410

Total noninterest income	1,197	1,038
Total noninterest expenses	4,067	3,508

Income before income tax expenses	1,962	1,940
Income tax expenses	314	454

Net Income	$1,648	$1,486

Selected Financial Data

	Three Months Ended
	March 31, 2007
	2008	2007
Earnings per common share:
Basic	$0.59	$0.53
Diluted	$0.58	$0.53
Net interest margin	3.48%	3.17%
Return on average assets	1.04%	0.96%
Return on average equity	12.39%	11.70%

	At
	March 31, 2007	March 31, 2007
	2008	2007
Stockholders’ equity as a percent of total assets	8.45%	8.28%
Book value per share	$19.29	$18.11